                                   FORM 8 - A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                       MEDICIS PHARMACEUTICAL CORPORATION
             (Exact name of registrant as specified in its charter)

              Delaware                                    52-1574808
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

4343 East Camelback Road, Suite 250, Phoenix, Arizona     85018-2700
      (Address of principal executive offices)            (Zip Code)

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. /X/

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. / /

Securities Act registration statement file number to which this form relates (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class                          Name of Each Exchange on Which
to be so Registered                          Each Class is to be Registered

Preference Stock Purchase Rights             New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

                                (Title of Class)

Item 1. Description of Registrant's Securities to be Registered

         On August 17, 1995, the Board of Directors of Medicis Pharmaceutical Corporation (the "Registrant") adopted a stockholder rights plan by which it declared a dividend of one Preference Stock Purchase Right (the "Rights") on each outstanding share of Class A Common Stock and Class B Common Stock. The description and terms of the Rights are set forth in a Rights Agreement, dated as of August 17, 1995, as amended, between the Registrant and Norwest Bank Minnesota, N.A., as Rights Agent. The rights are exercisable only if a person or group acquires beneficial ownership of 15% or more of the Class A Common Stock of Registrant or announces a tender offer the consummation of which would result in beneficial ownership by a person or group of 15% or more of the Class A Common Stock. Each Right entitles the holder to buy one one-hundredth of a share of a new Series A Junior Participating Preference Stock at an exercise price of $185.00 per share, subject to adjustment.

         If the Registrant is acquired in a merger or other business combination transaction after a person has acquired beneficial ownership of 15% or more of the Class A Common Stock, each Right will entitle the holder to purchase, at the Right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value of twice such price. In addition, if a person or group acquires 50% or more of the outstanding Class A Common Stock, each Right will entitle the holder, other than such person or members of such group, to purchase, at the Right's then-current exercise price, a number of shares of Class A Common Stock of such other person or group, including the Registrant as successor to the acquiring company or as the surviving corporation, having a market value of twice such price.

         Following the acquisition by a person or group of beneficial ownership of 15% or more of the Class A Common Stock and prior to an acquisition of 50% or more of the Class A Common Stock, the Board of Directors may exchange the Rights, other than Rights owned by such person or group, in whole or in part, at an exchange ratio of one share of Class A Common Stock or one one-hundredth of a share of the Series A Preference Stock, or of a share of a class or series of the Registrant's preferred stock having equivalent rights, preferences and privileges, per Right. Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Registrant's Class A Common Stock, the Rights are redeemable for $0.001 per Right at the option of the Board of Directors.

Item 2. Exhibits

         All exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    MEDICIS PHARMACEUTICAL CORPORATION

                                    By:     /s/ Jonah Shacknai
                                            Jonah Shacknai
                                            Chairman and Chief Executive Officer

Dated:  September 17, 1998.


                                       3